Exhibit 3.1

RESTATED
CERTIFICATE OF INCORPORATION
OF
MOTOROLA SOLUTIONS, INC.

DATED FEBRUARY 6, 2024

Motorola Solutions, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

(1)The name of the Corporation is Motorola Solutions, Inc. The Corporation was originally incorporated under the name Motorola Delaware, Inc. The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on March 9, 1973.

(2)This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on May 13, 1987 (the “Prior Restated Certificate of Incorporation”), as theretofore amended or supplemented. There is no discrepancy between the provisions of this Restated Certificate of Incorporation and the provisions of the Prior Restated Certificate of Incorporation, as theretofore amended or supplemented. This Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 245 of the DGCL.

(3)The text of the Prior Restated Certificate of Incorporation is hereby restated and integrated in its entirety as follows:

ARTICLE 1

The name of the corporation is

MOTOROLA SOLUTIONS, INC.

ARTICLE 2

    The address of the corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle Zip Code 19801. The name of the corporation's registered agent at such address is The Corporation Trust Company.

ARTICLE 3

    The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE 4

    The number of shares which the corporation shall have authority to issue, itemized by classes, par value of shares, and series, if any within a class, is:

Class	Series	Number of Shares	Par Value Per Share
Preferred	To be issued in series	500,000	$100
Common	None	600,000,000	$0.01

Effective as of 6:00 a.m., Eastern time, on January 4, 2011 (the “Effective Time”), each seven (7) shares of the corporation’s Common Stock, par value $0.01 per share, issued and outstanding or held by the corporation as treasury stock shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one share of Common Stock, par value $0.01 per share, of the corporation. No fractional shares shall be issued and, in lieu thereof, the corporation’s transfer agent shall aggregate all fractional shares and sell them as soon as practicable after the Effective Time at the then prevailing prices on the open market, on behalf of those stockholders who would otherwise be entitled to receive a fractional share. After the transfer agent’s completion of such sale, stockholders shall receive a cash payment from the transfer agent in an amount equal to their respective pro rata shares of the total net proceeds of that sale.
    The powers, preferences and rights, and the qualifications, limitations or restrictions thereof relating to the Preferred Stock and the Common Stock are:

    The Preferred Stock:

(1) The Preferred Stock may be issued from time to time in one or more series and with such designation for each such series as shall be stated and expressed in the resolution or resolutions providing for the issue of each such series adopted by the Board of Directors. The Board of Directors in any such resolution or resolutions is expressly authorized to state and express for each such series:

    (i) The voting powers, if any, of the holders of stock of such series;

    (ii) The rate per annum and the times at and conditions upon which the holders of stock of such series shall be entitled to receive dividends, and whether such dividends shall be cumulative or noncumulative and if cumulative the terms upon which such dividends shall be cumulative;

    (iii) The price or prices and the time or times at and the manner in which the stock of such series shall be redeemable;

    (iv) The right to which the holders of the shares of stock of such series shall be entitled upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation;

    (v) The terms, if any, upon which shares of stock of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes or of any other series of the same or any other class or classes, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any; and

    (vi) Any other designations, preferences, and relative, participating, optional or other special rights, and qualification, limitations or restrictions thereof so far as they are not inconsistent with the provisions of the Certificate of Incorporation, as amended, and to the full extent now or hereafter permitted by the laws of Delaware.

(2) All shares of the Preferred Stock of any one series shall be identical to each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon, if cumulative, shall be cumulative.

The Common Stock:

    (1) The Common Stock may be issued by the corporation from time to time for such consideration and upon such terms as may be fixed from time to time by the Board of Directors and as may be permitted by law, without action by any stockholders.

    (2) The holders of Common Stock shall be entitled to dividends only if, when and as the same shall be declared by the Board of Directors and as may be permitted by law.

    (3) Each share of the Common Stock shall entitle the holder thereof to one vote, in person or by proxy, at any and all meetings of the stockholders of the corporation on all propositions before such meetings and on all elections of Directors of the corporation.

ARTICLE 5

    The number of directors of the corporation shall be fixed by the bylaws and may be altered from time to time as may be provided therein, but in no event shall the number of directors of the corporation be less than three.

ARTICLE 6

    The following provisions are inserted for the regulation of the business and for the conduct of the affairs of the corporation.

    Section 1. The Board of Directors is expressly authorized to make, alter, amend, or repeal the bylaws of the corporation and to adopt new bylaws.

    Section 2. The stockholders and directors shall have power to hold their meetings as the bylaws so provide, and keep books, documents and papers of the corporation, outside of the State of Delaware, except as otherwise required by the laws of Delaware.

    Section 3. The corporation reserves the right to amend, alter or repeal any provision contained in its Certificate of Incorporation in the manner now or hereafter prescribed by the Statutes of Delaware, and all rights and powers conferred on directors and stockholders herein are granted subject to this reservation.

ARTICLE 7

    Section 1. Elimination of Certain Liability of Directors. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

    If the Delaware General Corporation Law hereafter is amended to further eliminate or limit the liability of a director, then a director of the corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding paragraph, shall not be liable to the fullest extent permitted by the amended Delaware General Corporation Law.

    Any repeal or modification of the foregoing two paragraphs by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

Section 2. Indemnification and Insurance.

    (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving (at such time as such person is or was a director or officer of the corporation) at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof with respect to proceedings to enforce rights to indemnification, the corporation shall indemnify any such indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter "advances"); provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such indemnitee, to repay all advances if it shall ultimately be determined by final judicial decision that such indemnitee is not entitled to be indemnified under this Section or otherwise. The corporation may, by action of its Board of Directors or by action of any person to whom the Board of Directors has delegated such authority, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(b) Right of Claimant to Bring Suit. If a claim under paragraph (a) of this Section is not paid in full by the corporation within thirty days after a written claim has been received by the corporation, the indemnitee may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit or in a suit brought by the corporation to recover advances, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such claim. In any action brought by the indemnitee to enforce a right hereunder (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the corporation) it shall be a defense that, and in any action brought by the corporation to recover advances the corporation shall be entitled to recover such advances if, the indemnitee has not met the applicable standard of conduct set forth in the Delaware General Corporation Law. Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the indemnitee is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall be a defense to an action brought by the indemnitee or create a presumption that the indemnitee has not met the applicable standard of conduct. In any action brought by the indemnitee to enforce a right hereunder or by the corporation to recover payments by the corporation of advances, the burden of proof shall be on the corporation.

(c) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

(d) Insurance. The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

* * * * *

IN WITNESS WHEREOF, Motorola Solutions, Inc. has caused this Restated Certificate of Incorporation to be executed on its behalf this 6th day of February, 2024.
MOTOROLA SOLUTIONS, INC.
By: /s/ Kristin Kruska
Name: Kristin Kruska
Title: Corporate Vice President,           Transactions, Corporate &           Securities Law and Secretary